Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP OF

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is: Boston Capital Tax Credit Fund IV L.P.

SECOND: The Certificate of Limited Partnership shall be amended as follows:

Amendment to Article 1:

The name of the limited partnership is hereby changed to:

BF Garden Tax Credit Fund IV L.P.

Amendment to Article 2:

The registered office of the limited partnership in the State of Delaware is hereby changed to 1675 South State Street, Suite B, Dover, Delaware 19901, and the name of the registered agent of the limited partnership in the State of Delaware at such address is Capitol Services, Inc.

Amendment to Article 3:

The name and principal place of business of the sole general partner is hereby changed to:

BF Garden Associates IV L.P.

101 Arch Street, 13th Floor

Boston, Massachusetts 02110

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Limited Partnership on this 15h day of December, 2020.

GENERAL PARTNER:
BF Garden Associates IV L.P.
By: Corporate Investment Holdings, Inc., its General Partner

By:	/s/ Gregory Voyentzie
Gregory Voyentzie
President